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                                                                    EXHIBIT 23.2


Board of Directors and Stockholders
  of AutoLend Group, Inc. and Subsidiaries


The accompanying 1999 and 1998 consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company filed a voluntary petition for bankruptcy for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Mexico on September 22, 1997. The Company's Plan of Reorganization was confirmed on February 3, 1999 and became effective March 5, 1999. In addition, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 3. The 1999 and 1998 consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


/s/Meyners + Company, LLC
Meyners + Company, LLC
Albuquerque, New Mexico
January 11, 2000